Exhibit 21.1

Rubio’s Restaurants, Inc. and Subsidiaries
As of December 30, 2007

Name	Jurisdiction
Rubio’s Restaurants of Nevada, Inc.	Nevada
Rubio’s Promotions, Inc.	Arizona